Exhibit 99

NEWS RELEASE

CONTACTS:

Investors and Media:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

Investors:

Brendan Harrington, Senior Vice President & Chief Financial Officer

(716) 888-3634

CTG FIRST QUARTER EPS INCREASED 18% TO $0.20

EARNINGS AND MARGIN GROWTH DRIVEN BY 19% GROWTH IN HEALTHCARE REVENUE

•	OPERATING MARGIN INCREASED 60 BASIS POINTS TO 5.4%

•	SOLUTIONS REVENUE INCREASED 22% TO 40% OF REVENUE UP FROM 35% IN FIRST QUARTER 2011

•	ELECTRONIC MEDICAL RECORDS (EMR)REVENUE INCREASED 12% AND WAS 50% OF HEALTHCARE REVENUE AND 16% OF TOTAL REVENUE IN THE QUARTER

•	HEALTHCARE REVENUE INCREASED TO 31% OF TOTAL FIRST QUARTER REVENUE

BUFFALO, N.Y. — April 23, 2012 — CTG (NASDAQ: CTGX), an information technology (IT) solutions and services company, announced its financial results for the 2012 first quarter which ended on March 30, 2012. The ramp-up and expansion of larger multi-project healthcare engagements and the operating leverage from revenue growth in higher margin solutions work were the primary contributors to the strength of 2012 first quarter financial results.

2012 First Quarter Review

Revenue, operating income, net income, and diluted net income per share for the 2012 first quarter as compared with the 2011 first quarter are as follows (dollar amounts in thousands except per-share data):

	Mar. 30, 2012	Apr. 1, 2011	$ Change	% Change
Revenue	$103,367	$95,909	$7,458	7.8%
Operating income	$5,599	$4,599	$1,000	21.7%
Net income	$3,360	$2,828	$532	18.8%
Diluted net income per share	$0.20	$0.17	$0.03	17.6%

The Company’s operating margin expanded by 60 basis points to 5.4% from 4.8% in the 2011 first quarter.

“This quarter’s robust increases in margins and earnings primarily reflect continued growth in our health solutions business,” said CTG Chairman and Chief Executive Officer James R. Boldt. “Client demand remains very strong in the healthcare division, our most profitable business unit, where revenue increased 19% in the first quarter while demand in our lower margin IT staffing business moderated as expected. As a result, for the second consecutive quarter CTG’s operating margin was above five percent and solutions work equaled 40 percent of revenue, reflecting the steady progress we are making toward achieving our goal of operating margins between six and seven percent.”

Mr. Boldt added, “This quarter’s significant increase in healthcare IT revenue is coming from continued growth in electronic medical records (EMR) work, as well as other healthcare IT projects. We are starting to benefit from the ramp-up of large EMR projects won last year, as reflected in the 12% rise in first quarter EMR revenue. We expect revenue growth from healthcare and EMR-related work to continue at a robust pace in 2012. At quarter end, we were working on 18 large EMR projects and there were four EMR proposals that we previously bid on and are waiting for client decisions.”

Solutions revenue in the 2012 first quarter increased by $7.5 million or 22% to $41.2 million, representing 40% of total revenue compared with 35% in the 2011 first quarter. Staffing revenue was consistent year-over-year, at $62.2 million, or 60% of total revenue, compared with $62.2 million, or 65% of total revenue, in the 2011 first quarter. European revenue was $17.2 million, or 17% of total revenue, compared with $17.1 million, or 18% of total revenue, in the 2011 first quarter. Foreign currency exchange fluctuations had a $0.7 million unfavorable effect on revenue in the quarter compared with the 2011 first quarter. As a leading Belgian provider of IT services based in Brussels, the location of most European Union (EU) operations, CTG Europe is benefitting from growth in EU spending on external IT support that is offsetting lower corporate IT spending.

There were 64 billing days in the first quarter of 2012 and 65 billing days in the first quarter of 2011.

Selling, general, and administrative (SG&A) expenses were $16.3 million or 15.7% of revenue, compared with $15.2 million or 15.8% of revenue in the 2011 first quarter.

Cash used in operations was $2.4 million in the 2012 first quarter, compared with cash used in operations of $7.2 million in the 2011 first quarter, reflecting the improvement in the days sales outstanding in the 2012 first quarter. Both the first quarter of 2012 and 2011 ended on a payroll date. At March 30, 2012, the Company had $19.3 million in cash compared with $8.9 million at the end of the 2011 first quarter. The Company had no outstanding debt at the end of the 2012 and 2011 first quarters.

Stock Repurchase Program

CTG repurchased 59,000 of its shares in the 2012 first quarter at an average price of $14.47 per share. In April 2012, the Company extended its 10b5-1 stock repurchase plan to facilitate the repurchase of its common stock during its self-imposed blackout periods prior to the announcement of quarterly results. On March 30, 2012, approximately 0.8 million shares were available for repurchase under current authorizations.

2012 Guidance

CTG is providing guidance for the 2012 second quarter and 2012 full year in the table below. Earnings guidance for the 2012 full year is unchanged while revenue guidance for 2012 has been lowered from a range of $425 million to $435 million for the year as provided in the Company’s 2011 fourth quarter earnings release issued on February 21, 2012. CTG’s guidance for 2012 is based on its current business activity and forecast, and assumes that growth in its healthcare business will continue as demand for EMR support and other healthcare consulting services increases and that its staffing business will remain relatively stable in 2012.

2012 Second Quarter (64 billing days vs. 64 in Q2 2011)	Range	Range midpoint	Change from 2011 second quarter at range midpoint
Revenue	$104-$106 million	$105 million	+6.8%
Diluted net income per share	$0.20 - $0.22	$0.21	+23.5%

2012 Full Year (Projected tax rate of 38% to 40%)	Range	Range midpoint	Change from 2011 at range midpoint
Revenue	$420-$430 million	$425 million	+7.2%
Diluted net income per share	$0.81 - $0.91	$0.86	+21.1%

Mr. Boldt commented, “This year is off to an excellent start with first quarter results indicative of our expectation that the growth in earnings in 2012 will accelerate faster than revenue based on the higher growth rates we are seeing in our solutions business which is smaller but more profitable than our staffing business. Visibility is favorable for our healthcare business based on the pipeline of existing EMR work and proposals already submitted, along with continued strength in market demand for large EMR implementations and transitional application management, both areas where CTG is a recognized industry leader.

Mr. Boldt concluded, “Our strategy of focusing on higher growth industries, particularly healthcare and technology services, has delivered steady and increasingly profitable growth over the last decade while creating greater value for CTG’s shareholders. We are committed to staying on our successful strategic course and to building on the track record of consistency, stability, and financial strength that sets CTG apart from our peers in the IT services and solutions market.”

About CTG

CTG develops innovative IT solutions to address the business needs and challenges of companies in several higher-growth industries including healthcare, energy, and technology services. As a leading provider of IT and business consulting solutions to the healthcare market, CTG offers hospitals, physician groups, and regional health information exchanges a full range of electronic medical record services. Additionally, CTG has developed for the healthcare provider and payer markets unique, proprietary software solutions that support better and lower cost healthcare. CTG also provides managed services IT staffing for major technology companies and large corporations. Backed by over 45 years’ experience, proprietary methodologies, and an ISO 9001-certified management system, CTG has a proven track record of delivering high-value, industry-specific solutions. CTG has approximately 3,700 employees and operates in North America and Western Europe. CTG posts news and other important information on the Web at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2011 Form 10-K, which is incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

Conference Call and Webcast

CTG will hold a conference call to discuss its financial results and business strategy on Tuesday, April 24, 2012 at 10:00 a.m. Eastern Time. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-276-0010 between 9:45 a.m. and 9:50 a.m. and ask for the CTG conference call. A replay of the call will be available between 12:00 p.m. Eastern Time April 24, 2012 and 11:00 p.m. Eastern Time April 27, 2012 by dialing 1-800-475-6701 and entering the conference ID number 221719.

A live webcast of the call will be available on CTG’s web site: http://www.ctg.com. The webcast will also be archived on CTG’s web site at http://investor.ctg.com/events.cfm for 90 days following completion of the conference call.

Financial statements follow.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands, except per share data)

	For the Quarter Ended
	March 30,	April 1,
	2012	2011
Revenue	$103,367	$95,909
Direct costs	81,515	76,112
Selling, general and administrative expenses	16,253	15,198

Operating income	5,599	4,599
Other expense, net	(50)	(37)

Income before income taxes	5,549	4,562
Provision for income taxes	2,189	1,734

Net income	$3,360	$2,828

Net income per share:
Basic	$0.22	$0.19

Diluted	$0.20	$0.17

Weighted average shares outstanding:
Basic	15,169	14,767
Diluted	16,872	16,653

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	March 30,	December 31,	April 1,
	2012	2011	2011
Current Assets:
Cash and cash equivalents	$19,265	$22,414	$8,868
Accounts receivable, net	67,799	67,801	65,339
Other current assets	3,675	3,097	3,269

Total current assets	90,739	93,312	77,476

Property and equipment, net	7,659	7,969	8,544
Goodwill	35,678	35,678	35,678
Other assets	10,994	10,533	11,102

Total Assets	$145,070	$147,492	$132,800

Current Liabilities:
Accounts payable	$8,796	$9,532	$7,840
Accrued compensation	24,838	30,971	24,996
Other current liabilities	7,999	7,423	6,878

Total current liabilities	41,633	47,926	39,714

Long-term debt	—	—	—
Other liabilities	10,741	10,761	9,930
Shareholders' equity	92,696	88,805	83,156

Total Liabilities and Shareholders’ Equity	$145,070	$147,492	$132,800

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements Cash Flows

(Unaudited)

(amounts in thousands)

	For the Quarter Ended
	March 30,	April 1,
	2012	2011
Net income	$3,360	$2,828
Depreciation and amortization expense	648	435
Equity-based compensation expense	424	274
Other operating items	(6,856)	(10,693)

Net cash used in operating activities	(2,424)	(7,156)
Net cash used in investing activities	(738)	(839)
Net cash provided by (used in) financing activities	(285)	1,446
Effect of exchange rates on cash and cash equivalents	298	580

Net decrease in cash and cash equivalents	(3,149)	(5,969)
Cash and cash equivalents at beginning of period	22,414	14,837

Cash and cash equivalents at end of period	$19,265	$8,868

— END —

CTG news releases are available on the Web at www.ctg.com.